Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)(1)
(Form Type)

BMO Commercial Mortgage Securities LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Mortgage Backed Securities	BMO 2025-C12 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2025-C12	457(s)	$561,955,000	100%	$561,955,000	0.0001531	$86,035.31
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$561,955,000		$86,035.31
	Total Fees Previously Paid							$86,035.31(3)
	Total Fee Offsets
	Net Fee Due							$0

(1)      This is the final prospectus for the BMO 2025-C12 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2025-C12 offering.
(2)      Estimated solely for the purpose of calculating the registration fee.
(3)      Payment of this registration fee was made on May 15, 2025 in connection with the filing of the preliminary prospectus (accession number: 0001539497-25-001400) pursuant to Rule 424(h) under the Securities Act of 1933.